Q.E.P. Co., Inc.
[LOGO]	1081 Holland Drive • Boca Raton, Florida 33487 Phone: 561-994-5550 • Fax: 561-994-1530 E-mail: info@qep.com • www.qep.com

Contact:

Marc Applebaum

Chief Financial Officer

Q.E.P. Co., Inc.

(561) 994-5550

Q.E.P. CO., INC., REPORTS

FISCAL FIRST-QUARTER 2004 FINANCIAL RESULTS

BOCA RATON, FLORIDA—July 9, 2003—Q.E.P. CO., INC. (Nasdaq: QEPC), today announced financial results for its fiscal 2004 first quarter ended May 31, 2003.

For the fiscal 2004 first quarter, net sales were $34.7 million compared with $31.2 million for the corresponding quarter last fiscal year – an increase of 11 percent. Gross profit margin improved 109 basis points to 34.43 percent compared with 33.34 percent in the prior-year period. Operating income for the fiscal 2004 first quarter was negatively impacted by a $617,000 charge relating to the Company’s early repayment of its $4.5 million of subordinated debt. Reported operating income was $1.4 million, versus operating income of $1.7 million in last year’s comparable period. Excluding the charge, operating income was $2.1 million during the quarter, up more than 20 percent from fiscal 2003. The Company’s management believes that the financial results the Company would have achieved without the one-time charge related to the prepayment of its subordinated debt is meaningful to investors because it provides a consistent comparison with prior period results.

Interest expense increased $268,000, reflecting a six percent, or $270,000, pre-payment penalty related to the aforementioned repayment of subordinated debt. Reported net income was $411,000, or $0.12 per share, compared with a reported net loss of $2.3 million, or $(0.68) per share, for the first quarter of the prior fiscal year. Last year’s reported net loss included a $3.0 million charge related to the cumulative effect of a change in accounting principle.

The total after-tax effect of the repayment of the subordinated debt was $568,000 or $0.16 per share. Net income for the quarter on a comparable basis, excluding the prepayment, improved 37 percent, reaching $979,000 versus $714,000. Diluted net income per share, excluding unusual items, improved 33 percent to $0.28 versus $0.21 in last fiscal year’s first quarter. A reconciliation follows:

Flooring Tools and Accessories for the World

Q.E.P. Co., Inc., A NASDAQ Listed Company

	2003	2002
Earnings (loss) per common share – basic and diluted:
GAAP earnings (loss) per common share	$0.12	$(0.68)
Charge related to early repayment of $4.5 million of subordinated debt	0.18	—
Interest prepayment penalty of subordinated debt	0.08	—
Cumulative effect of change in accounting principal	—	0.89
Provision for income taxes related to repayment of subordinated debt	(.10)	—

	$0.28	$0.21

Lewis Gould, Q.E.P.’s chairman and chief executive officer, stated: “We are pleased to have generated profitable growth in the fiscal year’s opening three months and view the balance of the fiscal year with optimism. While historically we have not provided guidance regarding our internal forecasts for future financial results, we have concluded that it may be valuable for our current and prospective shareholders to understand what we are anticipating. Our initial forecast for the current fiscal year is to generate earnings per share of at least $1.00, excluding unusual items. We look forward to reporting our progress and updating this guidance as the year unfolds.”

The Company will be hosting a conference call at 10:00 a.m. Eastern Time today to discuss this press release and to answer questions. To participate in the conference call, please dial 877-691-0878 five to 10 minutes before the call is scheduled to begin. You will find the financial information to be discussed during the conference call on Q.E.P.’s website at www.qep.com in the Investor Relations section.

Certain statements in this press release, including statements regarding earnings growth and our expectations regarding revenue in future periods and earnings per share, are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products, the continued success of initiatives with certain of the Company’s customers, the success of the Company’s sales and marketing efforts, and improvements in productivity and cost reductions. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 28, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

-Financial Information Follows-

Q.E.P. CO., INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) (In thousands, except per-share data; unaudited)
	Three Months Ended
	5/31/03	5/31/02
Net sales	$34,710	$31,190
Cost of goods sold	22,760	20,792

Gross profit	$11,950	$10,398
Costs and expenses
Shipping	3,282	2,663
General and administrative	2,957	2,617
Selling and marketing	3,627	3,289
Other expense	642	115

Operating income	1,442	1,714
Interest expense	725	457

Income before provision for income taxes and cumulative effect of a change in accounting principle	717	1,257
Provision for income taxes	306	543

Net income before cumulative effect of a change in accounting principle	411	714
Cumulative effect of a change in accounting principle	—	(3,048)

Net income (loss)	$411	$(2,334)

Basic and diluted net income (loss) per common share before cumulative effect of a change in accounting principle	$0.12	$0.21
Cumulative effect of a change in accounting principle	—	(0.89)

Net income (loss) per common share	$0.12	$(0.68)

Weighted average number of common shares – diluted	3,459,154	3,444,228

CONSOLIDATED BALANCE SHEETS (In thousands, unaudited)
	5/31/03	2/28/03
Current Assets:
Cash and cash equivalents	$652	$304
Accounts Receivable, net	21,149	20,548
Inventories	26,544	28,387
Other current assets	2,331	2,461

	50,676	51,700
Property and equipment, net	6,421	6,443
Other assets	14,525	14,382

Total Assets	$71,622	$72,525

Liabilities and Stockholders’ Equity
Current liabilities (including current portion of long-term debt)	$38,018	$39,890
Long-term debt and other liabilities	8,101	8,345
Warrant put liability	1,308	1,175
Stockholders’ equity	24,195	23,115

Total Liabilities and Stockholders’ Equity	$71,622	$72,525